For immediate release
For more information, contact:
Investors, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780
Endeavour announces
2007 second quarter results
Houston, TX — August 8, 2007 — Endeavour International Corporation (AMEX:END) today reported financial results for the second quarter of 2007 that included a four fold increase in revenues of $31.6 million as compared to $7.6 million during the same period in 2006. The improvement reflects the ongoing positive impact of the acquisition of producing properties in the United Kingdom at the end of 2006 and the company’s transition to a balanced oil and gas company.
“We are reaping the benefit of the steps that we took at the end of last year to build a solid foundation of production from which to grow our company,” said William L. Transier, chairman, chief executive officer and president. “Cash flow from operations through the first half of the year is $78 million, a dramatic increase from the $14 million used during the same period a year ago and better than our expectations. We continue to manage our business effectively by paying down $33 million of debt and generating more cash flow than our capital expenditures. We remain extremely confident in our ability to increase shareholder value through our North Sea-focused exploration and development activities.”
Without the effect of a pre-tax unrealized loss of $12.6 million in the change in fair market value of oil and gas derivative contracts, net loss for the second quarter 2007 would have been $6.7 million or $0.05 per diluted share. Actual loss for the period was $13.0 million or $0.11 per diluted share as compared to loss of $10 million or $0.13 per diluted share in the same quarter in 2006. Production for the period averaged 8,800 barrels of oil equivalent per day (boepd) and sales were 7,800 boepd at an average realized price of $50.38 per barrel. The difference between production and sales reflects when revenues are recognized for reporting purposes based on the timing of tanker liftings.
Highlights of the first half of the year include:
Completion of development project at Enoch field — Initial production began from the Enoch field located in Block 16/13a in the North Sea at the end of May. On July 31, 2007, the field was producing an estimated 1,100 boepd net to Endeavour. The company holds an eight percent interest in the development.
Continued progress on moving two discoveries in the United Kingdom toward development — Endeavour and its partners have committed to drill the first appraisal well at the Columbus discovery on Block 23/16f in the Central North Sea in the third quarter. The SEDCO 704 semi-submersible has been contracted to drill a well to the north of the discovery. The discovery well was drilled in late 2006 and tested at stabilized flow rates of 17.5 million cubic feet of gas and 1,060 barrels of condensate per day from the Paleocene Forties Formation. Endeavour holds a 25 percent interest in the license. The company and its partners are also discussing a development plan for the Cygnus discovery drilled on Block 44/12-2 in the Southern Gas Basin of the North Sea. The discovery well drilled in the second quarter of 2006 encountered a number of gas bearing zones in the Rotliegendes and Carboniferous intervals. Endeavour holds a 12.5 percent interest in the block.
Realigned interests in two Norwegian blocks and assumed operatorship of Agat natural gas discovery — The company has entered into an agreement with RWE Dea Norge AS to align interests in two contiguous production licenses PL270 and PL426 in the northern North Sea. Endeavour will become operator of PL270, the location of the Agat discovery, and increase its interest to 85 percent from the current 49 percent interest. In exchange, Endeavour will transfer 15 percent of its interest in PL426 to RWE Dea Norge AS and fund certain costs through the first appraisal well planned for 2008. The production licenses contain estimated risk resources in excess of 500 billion cubic feet of gas equivalent. The agreement is subject to approval by government authorities.
Participation in two wells in the Norwegian North Sea — Drilling began in early July of the North West Flank Prospect on PL 6407/7 in the Haltenbanken Basin that will test the middle to lower Jurassic section in two fault blocks. The company holds a 2.5 percent working interest in the well. Drilling also continues on the Brage development well 31/4-A-40-A that is expected to be completed and start production from the Sognefjord formation at the end of this month. Endeavour holds a 4.4 percent interest in the Brage field.
Revised Guidance on Year 2007 Estimates
The table below sets forth revised estimates of the company’s operating statistics for the full year ending December 31, 2007. With current production now averaging more than 10,000 boepd, the company is raising its production guidance to 9,000-9,400 boepd for the year. This reflects the full year impact of the acquisition of United Kingdom producing assets at the end of 2006 and initial sales of production from the Enoch field. Gas production is expected to represent 40 percent of total production. For the six months ending June 30, 2007, production averaged 9,000 barrels of oil per day. The company has also revised its annual capital budget downward from $92 million to approximately $80 million, of which $41 million has been spent during the six months ending June 30, 2007.

2007 Estimated Average Production (A)

Daily Production (boepd)	9,000 to 9,400

Differentials (B)
Oil ($bbl)	$(4.25)
Gas ($mcf)	$(0.30)

Gas Percentage of Total	40%
Lease operating expense (per barrel)	$12-13

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the 2007 estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.

Earnings Conference Call and Web Cast, Thursday, August 9, 2007 at 9:00 A.M. CDT (10:00 A.M. EDT)
Endeavour will host a conference call and web cast Thursday, August 9, 2007, at 9:00 a.m. Central Daylight Time (10:00 a.m. Eastern Daylight Time) to discuss 2007 second quarter earnings. To participate and ask questions during the conference call, dial 1-800-811-8830 (U.S., toll-free) or 913-981-4904 (international), pass code: 4162326. To listen only to the live audio web cast via the Internet, access Endeavour’s Internet home page at www.endeavourcorp.com.
A replay will be available beginning at 12:00 p.m. Central time on August 9 through 12:00 p.m. Central time on August 16 by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 (international), pass code: 4162326.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Revenues	$31,621	$7,645	$74,411	$16,121

Cost of Operations:
Operating expenses	9,728	3,011	20,438	5,156
Depreciation, depletion and amortization	15,247	2,231	34,461	4,527
Impairment of oil and gas properties	—	—	—	849
General and administrative	5,160	5,298	10,527	10,749

Total Expenses	30,135	10,540	65,426	21,281

Income (Loss) From Operations	1,486	(2,895)	8,985	(5,160)

Other Income (Expense):
Commodity derivatives:
Realized gains	3,943	—	15,015	—
Unrealized losses	(12,612)	(3,302)	(28,308)	(3,302)
Interest income	582	548	1,186	1,169
Interest expense	(4,155)	(1,179)	(8,928)	(2,343)
Other	(1,321)	(531)	(1,880)	(780)

Total Other Expense	(13,563)	(4,464)	(22,915)	(5,256)

Loss Before Income Taxes	(12,077)	(7,359)	(13,930)	(10,416)
Income Tax Expense (Benefit)	(1,873)	2,991	(582)	6,832

Net Loss	(10,204)	(10,350)	(13,348)	(17,248)
Preferred Stock Dividends	2,844	39	5,688	79

Net Loss to Common Stockholders	$(13,048)	$(10,389)	$(19,036)	$(17,327)

Basic and Diluted Loss per Common Share	$(0.11)	$(0.13)	$(0.16)	$(0.22)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted:	123,661	79,036	121,133	78,687

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	June 30, 2007	December 31, 2006

Assets
Current Assets:
Cash and cash equivalents	$25,847	$39,814
Restricted cash	22,000	1,867
Accounts receivable	23,599	61,104
Prepaid expenses and other current assets	52,025	25,783

Total Current Assets	123,471	128,568

Property and Equipment, Net	328,346	319,315
Goodwill	291,752	291,752
Other Assets	24,582	34,835

Total Assets	$768,151	$774,470

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$49,223	$36,928
Current maturities of debt	17,000	2,410
Accrued expenses and other	34,771	41,799

Total Current Liabilities	100,994	81,137

Long-Term Debt	256,250	303,840
Deferred Taxes	137,278	115,155
Other Liabilities	43,686	32,510

Total Liabilities	538,208	532,642

Commitments and Contingencies

Series C Convertible Preferred Stock	124,603	125,000

Stockholders’ Equity	105,340	116,828

Total Liabilities and Stockholders’ Equity	$768,151	$774,470

Endeavour International Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Six Months Ended June 30,
	2007	2006

Cash Flows from Operating Activities:
Net loss	$(13,348)	$(17,248)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	34,461	4,527
Impairment of oil and gas properties	—	849
Deferred tax expense (benefit)	(940)	1,549
Unrealized loss on commodity derivatives	28,308	3,302
Amortization of non-cash compensation	2,735	6,038
Other	933	276
Changes in assets and liabilities:
(Increase) decrease in receivables	37,498	(1,390)
Decrease in other current assets	(16,602)	(8,698)
Increase (decrease) in accounts payable and accrued expenses	5,368	(3,123)

Net Cash Provided by (Used in) Operating Activities	78,413	(13,918)

Cash Flows From Investing Activities:
Capital expenditures	(41,707)	(21,627)
Acquisitions, net of cash acquired	—	(11,634)
(Increase) decrease in restricted cash	(20,133)	3,650

Net Cash Used in Investing Activities	(61,840)	(29,611)

Cash Flows From Financing Activities:
Repayments of borrowings, net	(33,000)	—
Proceeds from warrant and stock option exercises	—	3,210
Other financing	(157)	—

Net Cash Provided by (Used in) Financing Activities	(33,157)	3,210

Net Decrease in Cash and Cash Equivalents	(16,584)	(40,319)
Effect of Foreign Currency Changes on Cash	2,617	2,773
Cash and Cash Equivalents, Beginning of Period	39,814	76,127

Cash and Cash Equivalents, End of Period	$25,847	$38,581

Endeavour International Corporation
Operating Statistics

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Sales:
Oil and condensate sales (Mbbl):
United Kingdom	224	—	621	—
Norway	124	129	255	273

Total	348	129	876	273

Gas sales (MMcf):
United Kingdom	2,091	—	4,351	—
Norway	55	38	109	92

Total	2,146	38	4,460	92

Total sales (MBOE):
United Kingdom	573	—	1,346	—
Norway	133	135	273	288

Total	706	135	1,619	288

Realized Prices:
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$65.34	$69.32	$58.23	$65.42
Effect of commodity derivatives	$0.25	$(12.26)	$3.69	$(9.84)

Realized prices including commodity derivatives	$65.59	$57.06	$61.92	$55.58

Gas price ($ per Mcf):
Before commodity derivatives	$4.13	$7.73	$5.25	$10.33
Effect of commodity derivatives	$1.80	$—	$2.64	$—

Realized prices including commodity derivatives	$5.93	$7.73	$7.89	$10.33

Equivalent oil price ($ per BOE):
Before commodity derivatives	$44.79	$68.24	$45.95	$65.24
Effect of commodity derivatives	$5.59	$(11.68)	$9.27	$(9.31)

Realized prices including commodity derivatives	$50.38	$56.56	$55.22	$55.93